Exhibit 10.47.2

RESTRICTED STOCK UNIT GRANT AGREEMENT

RESTRICTED STOCK UNITS GRANTED UNDER THE

1998 IMS HEALTH INCORPORATED EMPLOYEES’ STOCK INCENTIVE PLAN

This Restricted Stock Unit Grant Agreement, including the Terms and Conditions attached hereto (together, the “Agreement”), confirms the grant of Restricted Stock Units (“RSUs”) as of January 3, 2006 (the “Grant Date”) by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of IMS Health Incorporated (the “Company”) as follows:

Participant Granted RSUs:	Gilles Pajot

Number of RSUs Granted:	39,856

Scheduled Lapse Date:	January 3, 2009

The RSUs are granted under the 1998 IMS Health Incorporated Employees’ Stock Incentive Plan (the “Plan”).  The RSUs are subject to all the terms and conditions of the Plan, which is attached hereto and incorporated herein by reference, and are subject to the terms and conditions of this Agreement and Participant’s Employment Agreement (as specified below).

Participant acknowledges and agrees that (i) until an RSU has become vested in accordance with Section 2(a) hereof, such RSU will be subject to a risk of forfeiture to the extent provided in such Section 2, and (ii) until the time each RSU becomes vested, such RSU shall be generally nontransferable, as provided in Section 3 hereof.

The grant of the RSUs and the Company’s obligations under this Agreement are conditioned upon the execution by Participant of an Amendment and Restatement of the Employment Agreement between Participant and the Company (the “Employment Agreement”) the terms of which will provide, among other things, that the RSUs are subject to a substantial risk of forfeiture from the time of grant.  This grant is the only grant of RSUs to Participant made as of January 3, 2006, and this Agreement supersedes any other grant agreement relating to 39,856 RSUs granted as of January 3, 2006.

IN WITNESS WHEREOF, IMS Health Incorporated has caused this Agreement to be executed by its officer thereunto duly authorized, and Participant has executed this Agreement.

By the Company’s and Participant’s signature, the Company and Participant agree to the terms of this Agreement.

IMS HEALTH INCORPORATED	PARTICIPANT

/s/ DAVID R. CARLUCCI	/s/ GILLES V. J. PAJOT
David R. Carlucci President and Chief Executive Officer	Gilles V. J. Pajot EVP and President, Global Business Management

TERMS AND CONDITIONS

OF RESTRICTED STOCK UNITS

1.             Restricted Stock Units

Each Restricted Stock Unit (“RSU”) represents a generally nontransferable, conditional right to receive one share of the Company’s Common Stock (a “Share”) at a specified future date, together with a right to receive payments equivalent to dividends paid on Shares (“Dividend Equivalents”) and other rights, subject to the terms and conditions of the 1998 IMS Health Incorporated Employees’ Stock Incentive Plan (the “Plan”) and this Agreement.  RSUs are bookkeeping units, and do not represent ownership of Shares or any other equity security.  The Company shall maintain a bookkeeping account on behalf of Participant (the “Account”) reflecting the number of RSUs then credited to Participant hereunder as a result of this grant of RSUs and any crediting of additional RSUs to Participant pursuant to payments of Dividend Equivalents under Section 5.  For purposes of this Agreement, the term RSUs includes RSUs as to which the risk of forfeiture under Section 2 has lapsed.

2.             Vesting and Forfeiture

(a)           RSUs granted hereunder shall vest (meaning that the risk of forfeiture of such RSUs under this Section 2 shall lapse; such RSUs shall remain subject to Section 6) at the scheduled lapse date set forth on the cover page of this Agreement, except that all RSUs shall vest on an accelerated basis upon the earliest of (i) Termination of Employment (as defined below) by reason of a Retirement, but only if the Committee has specifically approved the accelerated vesting of the RSUs upon such Retirement, (ii) Termination of Employment by reason of death or Disability, (iii) upon the occurrence of a Change in Control if so provided in Participant’s Employment Agreement or otherwise if the Committee has determined, in its discretion, that such acceleration shall occur, or (iv), except to the extent limited by the provisions set forth on the cover page of this Agreement, any other event specified as resulting in acceleration of RSUs in the Employment Agreement (as then in effect) or any other agreement between the Company and Participant in effect at the time of Termination of Employment.  Each RSU credited as a result of Dividend Equivalents on a forfeitable RSU and any cash amount payable as Dividend Equivalents on a forfeitable RSU under Section 5(a) shall vest at the time of vesting of the forfeitable RSU which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent RSU or cash.  Each RSU credited as a result of Dividend Equivalents on a then non-forfeitable RSU under Section 5(a) shall be fully vested and non-forfeitable from and after the date of such crediting, and any cash amount credited as Dividend Equivalents on a then on-forfeitable RSU shall be deemed to be fully vested and non-forfeitable at the time it is credited and shall be paid at the time of settlement.

(b)           In the event of Participant’s Termination of Employment, all RSUs that are not vested at or prior to the time of such Termination shall be forfeited, unless otherwise determined by the Committee.  Thus, upon Participant’s voluntary Termination of Employment or a Termination of Employment by the Company for Cause, unvested RSUs generally will be forfeited.

(c)           For purposes of this Agreement, a Termination of Employment shall mean a termination of Participant’s employment with the Company or a subsidiary or affiliate of the Company if, immediately thereafter, Participant is not employed by any of the Company or its subsidiaries or affiliates.

(d)           For purposes of this Agreement, Cause shall have the meaning defined in the Employment Agreement or any successor employment agreement between the Company (or a subsidiary or affiliate) and Participant in effect at the time of Termination of Employment or, if there is no such employment agreement, Cause shall mean  (1) willful malfeasance or willful misconduct by Participant in connection with his or her employment, (2) continuing failure to perform such duties as are requested by any employee to whom Participant reports, directly or indirectly, or by the board of directors of either the Company or the subsidiary or affiliate that employs Participant, (3) failure by Participant to observe policies of the Company or his or her employer applicable to Participant, or (4) the commission by Participant of (i) any felony or (ii) any misdemeanor involving moral turpitude.

3.             Nontransferability

Until the time each RSU becomes vested in accordance with Section 4 below, such RSU shall not be transferable or assignable other than by will or by the laws of descent and distribution or to a designated Beneficiary in the event of Participant’s death, and no such transfer shall be effective to bind the Company unless the Committee shall have been furnished with a copy of such will, Beneficiary designation, or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

4.             Settlement

RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents, shall be settled by delivery of one Share for each RSU being settled.  Settlement of an RSU granted hereunder shall occur upon the lapse of the risk of forfeiture of such RSU under Section 2.  Settlement of RSUs that directly or indirectly result from Dividend Equivalents on RSUs granted hereunder shall occur at the time of settlement of the granted RSU.

5.             Dividend Equivalents and Adjustments

(a)           Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows:

(i)                                     Cash Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of cash and the record date for such cash dividend is prior to the settlement of the associated RSU, then a Participant shall be entitled to Dividend Equivalents calculated at the time of such settlement and credited and paid in cash at settlement, without interest.

(ii)                                  Non-Share Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than Shares, then a number of additional RSUs shall be credited to Participant’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(iii)                               Common Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Common Stock in the form of additional Shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to Participant’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

(b)           The number of RSUs credited to Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participant’s rights with respect to RSUs, to reflect any changes in the outstanding Shares resulting from any event referred to in Section 10(a) of the Plan, taking into account any RSUs credited to Participant in connection with such event under Section 5(a) hereof.

6.             Forfeiture of RSUs and Shares Acquired Upon Prior Vesting and Settlement

                                The greatest assets of IMS HEALTH, its subsidiaries and its affiliates (each, an “IMS HEALTH Company”) are its employees, technology and customers.  In recognition of the increased risk of unfairly losing any of these assets to its competitors, IMS HEALTH has adopted the following policy:

If Participant directly or indirectly engages in any of the “Detrimental Activities” defined below:

(a)                                  any unvested RSUs shall automatically be forfeited on the later of the date of Participant’s Termination of Employment or the date IMS HEALTH becomes aware of Participant’s Detrimental Activity, without regard to the provisions of Section 2; and

(b)                                 Participant shall forfeit to the Company any RSUs that vested and the resulting Shares acquired upon settlement during the one year prior to, or at any time after, the date of the earliest actual occurrence of Participant’s Detrimental Activity (the “Forfeiture Period”).  These Shares shall be forfeited by Participant and are payable to the Company at the later of the date of Participant’s Termination of Employment or the date IMS HEALTH becomes aware of Participant’s Detrimental Activity.  If Participant has disposed of such Shares during the Forfeiture Period, Participant’s obligation to repay Shares upon such forfeiture will continue (payment of cash or other property is not permitted), so that Participant will be required to acquire replacement Shares and deliver them to the Company in settlement of Participant’s forfeiture obligation without regard to any subsequent market price increase or decrease from the date of exercise.  If Participant fails to promptly deliver forfeited Shares and if, apart from this Agreement, the Company is obligated to pay any cash amount to Participant, the Company, as a setoff, may use such cash to purchase Shares in the open market on Participant’s behalf, which Shares will be retained by the Company in settlement of Participant’s forfeiture obligation hereunder.

Detrimental Activities are defined as:

•                  using or disclosing any information that has been treated by an IMS HEALTH Company as confidential or proprietary and is of competitive advantage to such IMS HEALTH Company, unless Participant is using or disclosing it in the course of Participant’s job with such IMS HEALTH Company;

•                  during the period beginning the Date of Grant and ending twelve months after Participant leaves his or her employment with any IMS HEALTH Company (the “Prohibited Period”), soliciting, inducing, enticing or procuring for anyone other than an IMS HEALTH Company the trade or business of any entity that was a customer (including “near-permanent” customers), prospective customer or data supplier of an IMS HEALTH Company, in order to sell to such customer or prospective customer, or obtain from such data supplier, the same, similar or related services IMS HEALTH offers to its customers, or such data supplier provided to IMS HEALTH, during the period that Participant worked for any IMS HEALTH Company;

•                  during the Prohibited Period, soliciting, inducing, enticing or procuring any employee of any IMS HEALTH Company to leave his or her employment; or employing or otherwise using the services of any person who is or was an IMS HEALTH Company employee during the last twelve months that Participant worked for an IMS HEALTH Company; or

•                  during the Prohibited Period, directly or indirectly (including without limitation as an officer, director, employee, advisor, agent, consultant or investor, other than by the ownership of a passive investment interest of not more than 1% in a company with publicly traded equity securities), (i) seeking or accepting any employment or other work with or providing assistance to any person or entity that offers Competitive Services (as defined below) to any person or entity that was a customer or potential customer of any IMS HEALTH Company at any time during the last two years of Participant’s employment with any IMS HEALTH Company, or (ii) otherwise providing Competitive Services.

For purposes hereof, “Competitive Services” means engaging in the following activities anywhere in the world in relation to the pharmaceutical and healthcare industries (it being understood that the global market in which any of the businesses of IMS is conducted and to which their goodwill extends is not limited to any particular region in the world and that given the informational nature of such businesses, they may be engaged effectively from any location in the world):

•                  providing information services for the management of sales forces engaged in the sale of prescription or over-the-counter drugs, medical devices, or medical or surgical products;

•                  providing information services for the measurement of sales force performance or product performance for prescription or over-the-counter drugs, medical devices, or medical or surgical products;

•                  creating or providing physician profiles for purposes of assisting others in the targeting of promotion or sales activities in relation to prescription or over-the-counter drugs, medical devices, or medical or surgical products;

•                  creating or providing micromarketing programs based on prescribing behavior or attitudes of physicians or other prescribers in relation to prescription or over-the-counter drugs, medical devices, or medical or surgical products;

•                  creating or providing market research reports or audits relating to the use, sale, marketing/promotion, distribution or warehousing of any prescription or over-the-counter drugs, medical devices, or medical or surgical products;

•                  using or developing technology, methodologies or processes which have functionality or produce results similar to the technology, methodologies or processes employed or offered by IMS HEALTH to process pharmaceutical or healthcare information, including but not limited to internal processing technology, decision support tools, data warehousing applications and data mining applications;

•                  creating or providing reference files, classification schemes, master files or other methods of categorizing, classifying, organizing or identifying products, procedures, medical facilities, pharmacies, warehouses, distributors, prescribers, pharmacists or other entities, activities or persons associated with the use, sale, marketing/promotion, distribution or warehousing of any prescription or over-the-counter drugs, medical devices, or medical or surgical products; or

•                  providing market research consulting, sales management consulting, information technology consulting or market event management consulting, or any other consulting services in connection with any of the foregoing activities or otherwise relating to the use, sale, marketing/promotion, distribution or warehousing of any prescription or over-the-counter drugs, medical devices, or medical or surgical products.

7.             National Insurance Contributions

You acknowledge that you have previously entered into a Joint Election to assume full liability for the employer’s secondary Class 1 National Insurance Contributions that will or may arise on the sale, assignment, release or cancellation of your RSUs, pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

8.             Other Terms Relating to RSUs

(a)           The number of RSUs credited to a Participant’s Account shall include fractional RSUs calculated to at least three decimal places, unless otherwise determined by the Committee.  Upon settlement of RSUs, Participant shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such RSUs, unless the Company arranges to deliver shares to an account of Participant to which fractional shares may be credited without requiring the Company to in fact issue a fractional share.

(b)           It shall be a condition to the obligation of the Company to issue and deliver Shares in settlement of the RSUs that Participant (or any Beneficiary) pay to the Company (or a subsidiary or affiliate), upon its demand, such amount as may be requested by the Company for the purpose of satisfying the minimum statutory withholding liabilities for federal, state, or local income or other taxes.  If the amount requested is not paid, the Company may refuse to deliver the Shares in settlement of the RSUs until such amount is paid.  Unless otherwise determined by the Committee or unless Participant (or a Beneficiary) has prior to the settlement date made alternative arrangements satisfactory to the Company to pay withholding taxes applicable upon settlement, the Company shall withhold from the Shares to be delivered in settlement of the RSUs that number of Shares having a fair market value equal to the amount of such tax liability (or as nearly equal as possible without exceeding the amount of such tax liability).  For this purpose, the fair market value of the withheld Shares shall be the average high/low sales prices in composite trading of New York Stock Exchange Listed securities on the day on which the Shares are withheld.

(c)           An individual statement of Participant’s Account will be issued to Participant not less frequently than annually.  Such statements shall reflect the amount of RSUs credited to Participant’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Vice President of Global Human Resources.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements relating to Participant.  A Participant’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of RSUs, including the number of RSUs credited as a result of Dividend Equivalents (if any); provided, however, that any statement containing an error shall not represent a binding obligation to the extent of such error.

9.             Miscellaneous

(a)           This Agreement shall be legally binding when executed by the Company and accepted by Participant as described below, provided that no election of Participant will be binding unless Participant has executed the Agreement and returned it to the Executive Compensation & Equity Plans Department of the Company.

(b)           This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect to the RSUs.  No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Company or impair the rights of Participant with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Participant.

(c)           Any Beneficiary designation made by Participant in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required) by filing with the Executive Compensation & Equity Plans Department a notice of such change.   The change of Beneficiary designation shall become effective upon receipt by the Executive Compensation & Equity Plans Department.  In the event Participant’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by Participant are not then living, or if no valid Beneficiary designation is in effect, Participant’s estate or duly authorized personal representative shall be deemed to have been designated by Participant.

(d)           Any provision for distribution in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant or any Beneficiary.  Participant or any Beneficiary entitled to any distribution hereunder shall be a general creditor of the Company.

(e)           Participant agrees and acknowledges that the Plan is discretionary in nature and the Company may amend, cancel or terminate the Plan at any time.  The grant of RSUs is a one-time benefit solely offered to employees and does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of RSUs and vesting provisions.

(f)            Participant agrees and acknowledges that his or her participation in the Plan and his or her execution of this Agreement is voluntary.  The value of equity incentive awards generally and Participant’s RSUs specifically is an extraordinary item of compensation outside the scope of Participant’s employment contract, if any, and does not constitute compensation of any kind for services of any kind rendered to the Company (or any of its subsidiaries or affiliates).  As such, neither equity incentive awards generally nor Participant’s RSUs specifically are part of normal or expected compensation for purposes of calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits, or similar payments.

(g)           Participant acknowledges and agrees that he or she will have no claim or entitlement (1) to compensation or damages in consequence of the Termination of Employment with the Company (or any of its subsidiaries or affiliates) for any reason whatsoever and whether or not in breach of contract, insofar as such claim or entitlement arises or may arise from Participant ceasing to have any rights under the Plan or this Agreement, (2) to vest in his or her RSUs as a result of such Termination of Employment except as expressly provided in this Agreement, or (3) from the loss or diminution in value of his or her RSUs; and, upon the grant of Participant’s RSUs and in partial consideration for his or her participation in the Plan and this Agreement, Participant shall be deemed irrevocably to have waived any such claim or entitlement.

(h)           Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph.  Participant is not obliged to consent to such collection, use, processing and transfer of personal data.  However, failure to provide the consent may affect Participant’s ability to participate in the Plan.  The Company, its subsidiaries and its affiliates hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social insurance number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of Participant’s RSUs, all other equity incentive awards or any other rights or entitlements to Shares in your favor, for the purpose of managing and administering the Plan (“Data”).  The Company, its subsidiaries and/or its affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company, its subsidiaries and/or its affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares acquired pursuant to the Plan.  Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  Participant acknowledges and agrees that his or her consent shall apply to any and all restricted stock unit awards made to him or her under the Plan or this Agreement, whether now or in the future.

(i)            Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except as otherwise specifically provided herein.

*  *  *  *  *

                                Please return a signed copy of this Agreement to the Company at the address below, marking your envelope to the attention of Kristin Johnson, no later than February 21, 2006.

IMS Health

Executive Compensation & Equity Plans

660 W. Germantown Pike

Plymouth Meeting, Pennsylvania 19462

U.S.A.

[For HR Use Only: Date Received by Executive Compensation & Equity Plans Department: